Investment Adviser Code of Ethics
As of April 30, 2020

Contents

I. INTRODUCTION.. 3
II. DEFINITIONS. 4
III. STANDARDS OF CONDUCT. 7
IV. PROHIBITION AGAINST INSIDER TRADING.. 9
V. PERSONAL INVESTMENTS, PRE-APPROVAL, AND REPORTING REQUIREMENTS. 10
VI. OUTSIDE BUSINESS ACTIVITIES. 13
VII. CERTIFICATION.. 14
VIII. REPORTING VIOLATIONS AND SANCTIONS. 15
IX. RECORDS. 16

A.INTRODUCTION

This Investment Adviser Code of Ethics (the “Code”) has been adopted by Davidson Investment Advisors, Inc. (“DIA” or the “Firm”) and is designed to ensure that the high ethical standards long maintained by DIA continue to be applied pursuant to Securities and Exchange Commission (“SEC” or “Commission”) Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and Section 17(j) of the Investment Company Act of 1940This Code establishes, among other things, the standards of conduct and requirements for personal securities trading activities for all DIA “advisory representatives” as defined below. In addition, the Code precludes activities which may lead to or give the appearance of insider trading and other forms of prohibited or unethical business conduct.

The Code is based upon the principle that DIA and its employees have a fiduciary duty to clients to conduct their affairs in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The provisions of the Code are not all-inclusive. Rather, they are intended to protect the integrity of DIA and provide guidance to DIA’s advisory representatives on the Firm’s standards of conduct. Further detail in regard to DIA’s policies discussed below are provided in the Investment Advisory Policies and Procedures Manual (the “IA Manual”). The Code also does not replace the Firm’s other policies and procedures, applicable to all of its employees, included in the IA Manual, D.A. Davidson Companies’ Business Principles, and other program requirements and guidelines.

Strict compliance with the provisions of the Code is considered a basic condition of employment with DIA. Employees should also understand that a material breach of the provisions of the Code and other Firm policies and procedures may constitute grounds for disciplinary action, up to and including termination of employment. In the event that an employee is uncertain as to the applicability of the Code, they are advised to consult DIA’s Chief Compliance Officer (“CCO”) with any questions about the Code or the application of the Code to their individual circumstances. The CCO, in conjunction with the employee’s supervisor, may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of the clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be consistent with the Advisers Act and resolved in favor of the client, even at the expense of the interests of DIA or its employees.

A.DEFINITIONS

For the purposes of this Code, the following definitions will apply:

a.“Account” means any employee-related account, including accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial ownership (see “beneficial ownership” definition below).

a.“Advisory representative” shall include any: (a) officer or affiliated director of DIA; (b) employee of DIA; (c) other persons designated by the Chief Compliance Officer; and (d) other persons who provide investment advice on behalf of DIA and is subject to the supervision and control of DIA.

a.“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

a.“Beneficial ownership” means having or sharing a direct or indirect pecuniary interest in a security through any contract, arrangement, understanding, relationship or otherwise. The term “pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. See Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. The pecuniary interest standard looks beyond the record owner of securities. As a result, the definition of beneficial ownership is very broad and encompasses many situations that might not ordinarily be thought to confer a “pecuniary interest” in, or “ownership” of, securities, including the following:

i.Family Holdings. As a general rule, you are regarded as the beneficial owner of securities not only in your name but held in the name of members of your immediate family, including: your spouse or domestic partner; your child or other relative who shares your home or, although not living in your home, is economically dependent up on you; or any other person if you obtain from such securities benefits substantially similar to those of ownership.

i.Partnership and Corporate Holdings. A general partner of a general or limited partnership will generally be deemed to beneficially own securities held by the partnership, so long as the partner has direct or indirect influence or control over the management and affairs of the partnership. A limited partner will generally not be deemed to beneficially own securities held by a limited partnership, provided he or she does not own a controlling voting interest in the partnership. If a corporation is your “alter ego” or “personal holding company,” the corporation’s holdings of securities will be attributable to you.

i.Investment Clubs. You are deemed to beneficially own securities held by an investment club of which you or a member of your immediate family (as defined above) is a member. Membership in investment clubs must be pre-approved by the Chief Compliance Officer (or a designee).

i.Trusts. You are deemed to beneficially own securities held in trust if any of the following is true: you are a trustee and either you or members of your immediate family (as defined above) have a monetary interest in the trust, whether as to principal or income; you have a vested beneficial interest in the trust, or you are settlor of the trust and you have the power to revoke the trust without obtaining the consent of all the beneficiaries. See Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.

i.Financial Power of Attorney. You are deemed to beneficially own securities held in any account over which you have financial power of attorney.

a.“Control affiliate” means any entity controlling, controlled by or under common control with DIA.

a.“Federal securities laws” means the Securities Act of 1933, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

a.“Fund” means an investment company registered under the Investment Company Act.

a.“Initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

a.“Private securities transaction” means the purchase or sale of a non-public investment which cannot be held in a brokerage account. Examples may include: crowd funding, angel or venture capital investing, unregistered securities, new offering of private placements, promissory notes (if longer than 9 months), private limited partnerships, trust deeds, privately held non-registered companies, hedge funds, and certain multi-level marketing ventures.

a.“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, other than those for which DIA or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in one or more open-end registered funds, none of which are funds where DIA or a control affiliate acts as the investment adviser or principal underwriter.

a.“Security” as defined in Section 202(a)(18) of the Advisers Act means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting- trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

A.STANDARDS OF CONDUCT

DIA places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in DIA and its employees by clients is something the Firm values and endeavors to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code requires all advisory representatives to comply with federal securities laws, including but not limited to the various provisions of the Advisers Act and the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the SEC.

Anti-Fraud Provisions
Section 206 of the Advisers Act makes it unlawful for DIA or its agents or employees to (1) employ any device, scheme or artifice to defraud the Fund, any client, or prospective client; (2) to make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made to the fund not misleading, or (3) to engage in fraudulent, deceptive or manipulative practices. Section 206 also contains other specific prohibitions designed to prevent fraud, including prohibited client transactions related to principal and agency-cross trading, as well as advertising-related prohibitions, including among other things the use of materials that contain any untrue statement of material fact or are otherwise false or misleading. Specific details are included under Section 206 and addressed in the Firm’s IA Manual.

Fiduciary Duties
The SEC has long maintained that advisers are fiduciaries, which includes the duties of care, loyalty and good faith owed to clients.[1] This responsibility to clients is based on ethical principles of openness, integrity, honesty and trust. Compliance with Section 206 and an adviser’s fiduciary duties involves more than acting with honesty and good faith alone. It means that DIA has an affirmative duty to act solely in the best interest of its clients. More specifically, when providing investment advice and services to clients or prospective clients, DIA and its advisory representatives have a duty to:

•have a reasonable, independent basis to make investment recommendations in the client’s best interest, based on the client’s investment profile;
•seek to obtain best execution for securities transactions; and
•place the client’s best interests above all else, provide full and fair disclosure of any material information, including any conflicts that could not be eliminated, and employ reasonable care to avoid misleading any client.

Confidential Information
All confidential client information, whether relating to DIA’s current or former clients, is subject to the Code's policies and procedures, and must not be misused for personal gain or in any manner that would violate the Code. Confidential information may include among other things a client status, personal identifying information, portfolio holdings, impending and executed trades, investment advice, and data or analyses derived from such non-public personal information. Advisory representatives are prohibited from removing any confidential information from Davidson’s premises except for the sole purpose of conducting business on behalf of Davidson with the approval of your designated supervisor. In addition, advisory representatives may not bring confidential information obtained through prior employers to Davidson without the express written permission of their prior employer, or that would violate any privacy rules or regulations, prior employer polices, or client confidentiality agreements. Further information on DIA privacy policies and process is located in the IA Manual.

A.PROHIBITION AGAINST INSIDER TRADING

As a general matter of policy, advisory representatives of DIA and their immediate family members are prohibited from trading securities while in possession or on the basis of material, nonpublic information (“insider trading”) or communicating such information to others. Material, nonpublic information includes any information a reasonable investor would consider important in a decision to buy, hold, or sell securities that has not been made publicly available.

Under Section 10b of the Securities and Exchange Act of 1934 and Rule 10b-5 thereunder, insider trading, including but not limited to trades based upon misappropriated information, is against federal securities laws and may expose advisory representatives and DIA to criminal prosecution and penalties.[2] The Insider Trading and Securities Fraud Enforcement Act of 1988 authorizes the SEC and Justice Department to criminally prosecute insider trading, which may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can also recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, advisory representatives and DIA may face civil action by investors or other parties seeking to recover damages for insider trading violations and breach of fiduciary duty.

The scope and enforceability of insider trading laws is rather broad and is one of the most common areas of SEC investigation. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can help to avoid disciplinary action or legal actions. Therefore, advisory representatives should contact their designated supervisor with any questions and must notify the CCO immediately if there is any reason or suspicion to believe that a violation of this Code has occurred or is about to occur.

A.PERSONAL INVESTMENTS, PRE-APPROVAL, AND REPORTING REQUIREMENTS

Pursuant to SEC Rule 204A-1, DIA has adopted the principles listed below, governing personal investment activities by advisory representatives. In addition, this section outlines the policies and procedures for personal investment approval, reporting and trading. These policies and procedures are mandatory for all advisory representatives and the information provided will be kept confidential. Further details on the policies and procedures are included in the IA Manual. Please see the CCO for additional information.

Personal Trading Principles
When placing trades for an account for which an employee has beneficial ownership, all advisory representatives are expected to comply with the following principles:

1.The interests of client accounts will at all times be placed first.
2.All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.
3.Advisory representatives must not take inappropriate advantage of their positions and access to confidential information.

Account Approval
As a general matter of policy, all brokerage accounts in which an employee has beneficial ownership, as defined herein, must be held through D.A. Davidson & Co. as the account custodian. Exceptions to this policy may be granted on a limited basis, based in consideration of among other things, the type of account and holdings, as well as the feasibility for the Firm to monitor the account. Prior approval by the President of DIA or a designee will be required to open any outside account(s); such approval will be document within the firm’s approved system.

Holding Reports
Every advisory representative, no later than ten (10) days after the person becomes an employee, and thereafter, no later than the end of the first calendar quarter every year, file a holdings report through the DIA’s approved system for accounts in which the employee has beneficial ownership. The information submitted must be current as of a date no more than 45 days before the report is submitted and include the following information:

a.The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each covered security.
a.The name of any broker, dealer or bank, account name, number and location with whom the advisory representative maintains an account in which any securities were held.
b.The date that the report is submitted by the access person.

Transaction Reports
Quarterly, every access person must attest, no later than 30 days after the end of each calendar quarter, and annually (which information must be current as of a date no more than 45 days before the report is submitted), that all accounts have been properly disclosed, and file a transaction report for covered security in which the access persons had any beneficial ownership, or confirm the Compliance Department of D.A. Davidson is receiving trade confirmations or statements in lieu of a quarterly transaction report; DIA’s CCO has access to these trade confirmations and/or statements. The report must contain the following:

a.The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;
b.The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); The price of the covered security at which the transaction was effected;
c.The name of the broker, dealer or bank with or through whom the transaction was effected; and the date the report is submitted by the access person.
Exempt Transactions:
a.Transactions effected for, covered securities held in, any account over which the person has no direct or indirect influence or control;
b.Transactions effected pursuant to an automatic investment plan; or
c.Transaction reports that would duplicate information contained in securities transaction confirmations or brokerage account statements that are available for review in our firm records.

Fund Purchase Exclusion:
For purposes of this Code, under no circumstances shall any fund for which DIA provides administrative, distribution or investment advisory services have its own portfolio transactions, accounts or holdings be subject to the account transaction or holdings reporting, pre-clearance or other requirements of this Code. This exclusion is necessary to address the situation where a fund’s own portfolio transactions, accounts and holdings technically could be subject to the account, transaction or holdings reporting, pre- clearance and other requirements in this Code of Ethics. This result would serve no protective purpose for a fund and its shareholders, but could prevent a fund from engaging in beneficial transactions on a timely basis and would otherwise have inappropriate and burdensome effects.

Pre-Clearance Requirements – Reportable Securities
No advisory representative may trade any reportable securities in his or her account without the prior approval by the Chief Investment Officer (“CIO”), President, or CCO (or designee). The CIO must receive prior approval by the President or CCO (or designee). The President will require prior approval from the CIO or CCO (or designee). The Chief Compliance Officer must receive prior approval from the President or CIO (or designee). Approval is granted after verification that the particular security is not on DIA’s Personal Trade Restricted List (PTRL) or the D.A. Davidson 24-hour Restricted List.

Regarding equity strategies managed by DIA’s Investment Team, prior to the execution of trades to reflect an update of the strategy’s holdings, an Investment Team Member must notify all DIA employees to suspend personal transactions within the respective issues. This notification is provided via email, indicating the issue has been added to the aforementioned PTRL. DIA employees may not execute any personal transactions in the identified issues until the trade has been fully executed, and the issue has been removed from the PTRL. Any orders entered or executed by an employee prior to the completion of the block trade will be subject to trade cancellation, at the employee’s expense.

Pre-Clearance Requirements – IPO’s/Private Securities Transactions
No advisory representative may acquire beneficial ownership in the securities listed below without the prior written approval of the CCO or a designee. The request must be submitted through the Firm’s approved system and disclosure forms, and include full details of the proposed transaction in order for the supervisor to evaluate the transaction. If approved, the advisory representative’s personal investment will be subject to periodic monitoring for possible future conflicts.

•Initial Public Offerings (IPOs), including closed-end fund IPOs available through Davidson. Advisory representatives are prohibited from purchasing IPO’s for an account in which they have beneficial ownership.
•Private securities transactions. Requests must include written certification that the investment opportunity did not arise by virtue of the advisory representative’s activities on behalf of a client, that the securities will not be offered to clients or prospective clients, and the advisory representative will not receive any direct or indirect compensation related to the offering.

Review of Personal Holdings and Securities Transactions
All advisory representatives’ personal holdings and transactions are subject to review for compliance with internal policy and applicable regulatory requirements, including but not limited to compliance with disclosure and reporting obligations, trading ahead and insider trading policies. Advisory representatives are required to cooperate with inquiries and any review procedures employed by DIA or the broader D.A. Davidson Companies.

A personal trading committee has been established comprising the CCO or designee(s), D.A. Davidson & Co.’s Chief Compliance Officer, and the President of DIA. The committee meets on an as-needed basis to discuss DIA personal trading issues. A summary of those meetings is documented.

A. OUTSIDE BUSINESS ACTIVITIES

Any employee wishing to engage in business activities outside of DIA’s business must submit in writing any outside business activity and obtain approval from his/her immediate supervisor and must be reviewed by the Compliance Department

Service as a Director
No advisory representative may serve on the board of directors of any publicly traded company without prior authorization from the Chief Compliance Officer or a designee. Any such approval must be based on a determination that such board service would be consistent with the interest of DIA's clients.

Where board service for a publicly traded company is approved, Davidson shall implement an information barrier or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.
A.CERTIFICATION

DIA has implemented a certification process outlined below to help ensure all advisory representatives are provided with a copy of, and are in compliance with, the Code. This includes the Code being published on both the DIA and Compliance pages on the Firm’s intranet, as well as available upon request. As previously noted, all advisory representatives are responsible for strict adherence to the Code as well as all other policies and procedures for DIA and D.A. Davidson Companies.

Certification Process
In general, the certification process includes a review and certification of compliance with the Code and other specific Firm policies and procedures. More specifically, for each of the certifications below, all advisory representatives must certify that they have (i) received a copy of the Code; (ii) read all provisions of the Code and any amendments; and (iii) complied with all requirements of the Code or agree to abide by the Code for initial certifications and amendments.

•Initial Certification. All new DIA advisory representatives will be provided with a copy of the Code (which may be provided electronically) and must complete the certification form within 10 days of employment.
•Acknowledgement of Amendments. Advisory representatives will receive any amendments to the Code (which may be provided electronically) and complete the certification described above as needed.
•Annual Certification. Advisory representatives must also complete an annual certification for the receipt, understanding and compliance with all requirements of the Code.

At least annually, the President, CCO, or a designee must furnish a written report to the board of directors of any registered investment company for which DIA provides investment advice. The report shall describe any issues arising under the Code or procedures that DIA has in place that are designed to prevent the misuse of material, non-public information. The report shall cover the period since the previous report to the board, and should include, but be not limited to information about material violations of the Code or the procedures and sanctions imposed in response to such material violations. The report, additionally, shall certify that DIA has adopted procedures reasonably necessary to prevent advisory representatives from violating the Code.

Further Information
Advisory representatives should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

A.REPORTING VIOLATIONS AND SANCTIONS

All advisory representatives shall promptly report to the CCO or a designee all apparent violations of the Code.

The CCO or a designee shall promptly report to senior management and the Chief Compliance Officer of D.A. Davidson Companies all apparent material violations of the Code. When the CCO or a designee finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

A.RECORDS

DIA shall maintain and cause to be maintained in a readily accessible place the following records:

•A copy of any Code adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
•A record of any violation of DIA’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
•A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an advisory representative which will be retained for five years after the individual ceases to be an advisory representative of Davidson;
•A copy of each report made pursuant to Advisers Act Rule 204A-1 (personal holdings and transaction reports), including any brokerage confirmations and account statements made in lieu of these reports;
•A list of all people who are, or within the preceding five years have been, advisory representatives; and

•A record of any decision and reasons supporting such decision to approve an advisory representative’s acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

[1] See for example U.S. Securities Exchange Commission release IA-5248- Commission Interpretation Regarding Standard of Conduct for Investment Advisers, June 5, 2019.
[2] Section 204A - Prevention of Misuse of Nonpublic Information - of the Advisers Act also requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers.